B20260205605

STATE OF CALIFORNIA Office of the Secretary of State ARTICLES OF INCORPORATION CA GENERAL STOCK CORPORATION California Secretary of State 1500 11th Street Sacramento, California 95814 (916) 657-5448	For Office Use Only - FILED - File No.: B20260205605 Date Filed: 4/30/2026

Corporation Name Corporation Name	Dear Air Product Technology Inc
Initial Street Address of Principal Office of Corporation Principal Address	1968 SOUTH COAST HWY, 2854 LAGUNA BEACH, CA 92651
Initial Mailing Address of Corporation Mailing Address Attention	1968 SOUTH COAST HWY, 2854 LAGUNA BEACH, CA 92651 Hai Xia
Agent for Service of Process Agent Name Agent Address	Jiang Jing 1968 S. COAST HWY, 2854 LAGUNA BEACH, CA 92651
Shares The total number of shares the corporation is authorized to issue is: 50,000,000 Does the corporation have more than one class or series of shares? No

Purpose Statement

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Additional information and signatures set forth on attached pages, if any, are incorporated herein by reference and made part of this filing.

Electronic Signature

  ☒ By checking this box, I acknowledge that I am electronically signing this document as the incorporator of the Corporation and that all information is true and correct.

Hai Xia                                      04/30/2026

Incorporator Signature                          Date

B4639-0632 04/30/2026 2:06 AM Received by California Secretary of State